Exhibit 10.15

January 20, 2021

Brandi L. Roberts

c/o Lineage Cell Therapeutics, Inc.

2173 Salk Avenue, Suite 200

Carlsbad, CA 92008

Re:	Separation and Consulting Agreement

Dear Brandi:

This letter agreement (this “Agreement”) summarizes the terms of the separation and consulting agreement that Lineage Cell Therapeutics, Inc. (“Lineage”) is offering to you in connection with your employment termination.

1. Employment Resignation and Final Payments.

(a) Separation Date. Effective January 20, 2021 (the “Separation Date”), you have resigned as Chief Financial Officer of Lineage, as well as all other positions you may hold as an employee, officer and/or director of Lineage or any of its subsidiaries or affiliates. You have informed Lineage that your resignation is not related to any disagreement regarding Lineage’s operations, policies, or practices.

(b) Accrued Salary and Paid Time Off. Lineage will pay you all accrued base salary, and all accrued and unused paid time off earned through the Separation Date, subject to required payroll deductions and withholdings. You are entitled to these payments even if you do not sign this Agreement.

(c) Expense Reimbursements. You agree to submit, within 30 calendar days after the Separation Date, expense reports to Lineage seeking reimbursement for any business expenses incurred through the Separation Date. Lineage will reimburse you for these business expenses, pursuant to its standard policies and practices.

2. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by Lineage’s current group health insurance policies, you may be eligible to continue coverage under such group health plan (or to convert to an individual policy), following such date at your own expense. No provision of this Agreement will affect your continuation coverage rights under COBRA. You will be provided with a separate notice describing your rights and obligations under COBRA laws, and any rights to convert to an individual policy, on or after the Separation Date.

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3. Consulting Agreement. Although not otherwise obligated to do so, if you sign, date and return this Agreement to Lineage within 21 calendar days from the date you receive it, and you subsequently do not revoke your acceptance of this Agreement, and you comply with your continuing obligations owed to Lineage, including pursuant to the Employee Confidential Information and Invention Assignments Agreement between you and Lineage dated December 27, 2018 (the “Confidentiality Agreement”), the Employment Agreement dated January 7, 2019 between you and Lineage (the “Employment Agreement”, and this Agreement (collectively, the “Obligations”), Lineage shall retain you, and you shall provide consulting services for Lineage, under the following terms (the “Consulting Relationship”):

(a) Consulting Period. The Consulting Relationship will be deemed to have commenced on the Separation Date and will continue until July 20, 2021, unless terminated earlier pursuant to Section 3(g) below (the “Consulting Period”). The Consulting Period can be extended only by a writing signed by you and the Chief Executive Officer of Lineage.

(b) Consulting Services. You agree to provide consulting services to Lineage in: (i) assisting Lineage on accounting, financial, and operational matters, including financial planning and analysis; (ii) transitioning outstanding projects, asks and relationships to other Lineage personnel; and (iii) such other services as you and Lineage may agree from time to time (together, the “Consulting Services”). You will not be required to report to Lineage’s offices during the Consulting Period. During the Consulting Period, you agree to provide Consulting Services as reasonably requested by Lineage from time to time.

(c) Independent Contractor Relationship. Your relationship with Lineage during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than your COBRA rights, you will not be entitled to any of the benefits that Lineage may make available to its employees, including group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with Lineage during the Consulting Period will not be subject to the Fair Labor Standards Act, the California Labor Code or other laws or regulations governing employment relationships.

(d) Consideration for Consulting Services / Equity Vesting. As consideration for the Consulting Services, Lineage will consider your change of status from an employee to a consultant (effective as of the Separation Date), and your Consulting Services during the Consulting Period, to constitute “Continuous Service” for purposes of the Lineage Cell Therapeutics, Inc. 2012 Equity Incentive Plan (the “Equity Plan”), and therefore your outstanding equity awards will continue to vest in accordance with their terms during the Consulting Period; provided that any stock options that are “incentive stock options” under Section 422 of the Internal Revenue Code shall cease to be “incentive stock options” upon the 3-month anniversary of the Separation Date. Vesting of your equity awards will cease at the termination of the Consulting Period and your rights to exercise or otherwise acquire any vested shares shall be governed and controlled by the Equity Plan and your applicable grant documents (the “Equity Documents”). All terms applicable to your equity awards will continue to be subject to the applicable Equity Documents. For the avoidance of doubt, if you do not satisfy the Obligations set forth in Section 3 above, or enter into the Consulting Relationship, your “Continuous Service” for purposes of your equity awards will terminate, and the vesting of your outstanding equity awards will cease, on the Separation Date. Lineage agrees to pay you at a rate of $250 per hour for the Consulting Services, payable monthly within 30 days following receipt of your invoice for the work done during the prior month. Unless otherwise agreed upon in writing by Lineage, Lineage’s maximum liability for all Consulting Services performed during the term of this Agreement shall not exceed $50,000.

You agree to provide detailed invoices describing the activities you performed and the amount of time spent on each activity.

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(e) Limitations on Authority. You will have no responsibilities or authority as a consultant to Lineage other than as provided above. You will have no authority to bind Lineage to any contractual obligations, whether written, oral or implied, except with the written authorization of Lineage’s Chief Executive Officer. You agree not to represent or purport to represent Lineage in any manner whatsoever to any third party (including customers, potential customers, investors, business partners or vendors), unless authorized by Lineage’s Chief Executive Officer, in writing, to do so.

(f) Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of Lineage, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course and scope of performing the Consulting Services will be the sole and exclusive property of Lineage. You hereby assign to Lineage all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course and scope of performing the Consulting Services. You further acknowledge and reaffirm you continue to be subject to the obligations of the Confidentiality Agreement and Sections 3, 4 and 6 of the Employment Agreement. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g) New Employment. Without limiting the generality of Section 3(f) or anything else in this Agreement, you acknowledge and agree to the following: (i) you have informed Lineage’s Chief Executive Officer, in confidence, of the identity of the organization that you intend to start working for following your termination of employment at Lineage; (ii) that organization is not a direct competitor of Lineage; (iii) that organization has been made aware of this Agreement and your obligations hereunder; and (iv) if you change employers during the term of this Agreement you will promptly notify Lineage.

(h) Early Termination of Consulting Period. Either you or Lineage has the right to terminate the Consulting Period at any time and for any reason upon written notice to the other party. Vesting of your outstanding equity awards will cease on the termination of the Consulting Period.

4. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from Lineage any additional compensation, bonuses, incentive compensation, severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

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5. Return Of Lineage Property. On the Separation Date, you must return to Lineage all Lineage documents (and all copies thereof) and other Lineage property and equipment that you have in your possession or control (except as otherwise agreed by the Chief Executive Officer of Lineage in writing), including any materials of any kind that contain or embody any proprietary or confidential information or trade secret information of Lineage (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, Android device, or iPad) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Lineage confidential or proprietary data, materials or information, then on or before the third calendar day following the Separation Date, you will provide Lineage with a computer-useable copy of all such information and then permanently delete and expunge all such Lineage confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. Lineage will provide you with access to Lineage property, as necessary, to the extent needed for you to perform your Consulting Services; provided that you must return such Lineage property upon request and not later than the last day of the Consulting Period.

6. Nondisparagement. You agree not to disparage Lineage (including its subsidiaries), its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. Nothing in this Agreement will be interpreted or construed to prevent you from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (as defined in Section 9(c)). In addition, nothing in this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation.

7. Cooperation and Assistance. You agree to voluntarily cooperate with Lineage, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by or involving Lineage, by making yourself reasonably available for interviews with Lineage or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony. Lineage will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation).

8. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by Lineage to you or to any other person, and that Lineage makes no such admission.

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9. Release of Claims.

(a) General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including the Consulting Relationship, you hereby generally and completely release Lineage and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include: (i) all claims arising out of or in any way related to your employment with Lineage, or the termination of that employment; (ii) except for your eligibility for the Consulting Relationship pursuant to the terms of Sections 3 above, all claims related to your compensation or benefits from Lineage, including salary, bonuses, commissions, incentive compensation, vacation pay, expense reimbursements, severance benefits, fringe benefits, stock, stock options, or any other ownership interests in Lineage; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing related to your employment with Lineage; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with Lineage to which you are a party, the charter, bylaws, or operating agreements of Lineage, or under applicable law; (ii) any rights or claims that are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission or any similar state or local fair employment law agency, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

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10. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have 21 calendar days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have 7 calendar days following the date you sign this Agreement to revoke your acceptance of this Agreement (in a written revocation sent to and received by Chase C. Leavitt, Lineage’s General Counsel and Corporate Secretary); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it.

11. Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS RELATED TO YOUR EMPLOYMENT BY THE COMPANY. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including the release of unknown and unsuspected claims.

12. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked; have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

13. Dispute Resolution. You and Lineage both agree that any and all disputes, claims, or causes of action, in law or equity, including statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment or Consulting Relationship with Lineage, its predecessors or affiliates, or the termination of your employment or Consulting Relationship with Lineage, its predecessors or affiliates, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or such other location as then-agreed by the parties. Both you and Lineage acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to you upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Agreement and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. You and Lineage each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either Lineage or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. Lineage shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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14. Miscellaneous. This Agreement, including the Confidentiality Agreement and the surviving sections of the Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Lineage with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Lineage. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Lineage, and inure to the benefit of both you and Lineage, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. The words “includes,” “including” and similar terms shall be construed as if followed by the words “without limitation.”

If this Agreement is acceptable to you, please sign below on or within 21 calendar days from the date you receive it from Lineage, and then promptly return the fully signed original to me. Lineage’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Lineage Cell Therapeutics, Inc.

By:	/s/ Brian M. Culley
Brian M. Culley
Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Brandi L. Roberts
Brandi L. Roberts

1/20/2021
Date

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